UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 27, 2021

PIONEER ENERGY SERVICES CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-8182	74-2088619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000 San Antonio, Texas	78209
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (855) 884-0575
_________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
    (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ❑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑
    _________________________________________

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
After consulting with the independent compensation consultant, Compensation Advisory Partners ("CAP"), and based upon a review of industry compensation practices performed by CAP, on April 27, 2021, the Board of Directors (the “Board”) of Pioneer Energy Services Corp. (the “Company”), upon the recommendation of the Compensation, Nominating and Governance Committee of the Board (the “CNG Committee”), approved a one-time initial grant of 60,000 shares of restricted stock to Mr. Porter, our President and Chief Executive Officer, which will vest in two equal increments on December 31, 2021 and 2022, subject to immediate vesting in the event of a change in control, and reduced Mr. Porter's board member retainer fee compensation for the period from July 1, 2020 through December 31, 2020 to the $40,000 which he already received.
Additionally, upon the recommendation of the CNG Committee, the Board adopted the 2021 Short Term Incentive Plan (the "STI Plan") for the named executive officers and certain other employees of the Company.
Under the STI Plan, each named executive officer of the Company has a target annual cash incentive award opportunity for 2021 expressed as a percentage of their annual base salary. Subject to performance and continued employment, the payout of the annual cash incentive award can range from zero to 1.15 times the target award opportunity. The resulting threshold, target and maximum award opportunity levels, expressed as a percentage of annual base salary, for the Company's named executive officers are as follows:

	Award Opportunity (as % of Annual Base Salary)
	Threshold	Target	Maximum
Matthew S. Porter, President and Chief Executive Officer and Director	30%	100%	115%
Lorne E. Phillips, Executive Vice President and Chief Financial Officer	23%	75%	86%
Brian L. Tucker, Executive Vice President and Chief Operating Officer	23%	75%	86%
The amount of the annual cash incentive award will be determined based on the actual achievement of the established performance goals, on a weighted basis for each of the established performance measures. In order to align the Company’s performance and the named executive officers’ performance with the interests of the Company’s securityholders, the CNG Committee selected and subjectively weighted each of the performance measures relative to its potential impact on the Company’s performance and creation of securityholder value.
Additionally, the CNG Committee designed the annual cash incentive award to reward exceptional performance by providing for an award opportunity that increases as actual performance exceeds the target level, and correspondingly providing for no payment unless a threshold level of performance is achieved.
Accordingly, the performance measures and weighting of those performance measures, expressed as a percentage of each named executive officer's target award opportunity, were approved by the CNG Committee as follows:

	Weighting of Award Opportunity (as % of Target Award Opportunity)
Performance Measures	Threshold(1)	Target	Above Expectations (1)
Revenue (2)	11%	21%	26%
Adjusted EBITDA Margin (3)	12%	24%	30%
Safety Record (4)	8%	15%	19%
Individual and Team Performance	—%	40%	40%
(1)     Award opportunities are expressed as a percentage of each named executive officer's Target Award Opportunity. For revenue, adjusted EBITDA margin and safety record, the threshold award opportunity represents 50% of target, and for above expectations performance the maximum award opportunity represents 125% of the target. If the Company’s performance falls between the threshold, target or above expectation performance levels, the award opportunity is linearly interpolated to determine the actual performance level achieved.
(2)     The above expectation performance level is achieved when actual performance is at least 25% better than the predetermined target performance goal, while the threshold performance level requires at least an actual achievement that is no more than 10% worse than the predetermined target performance goal.

(3)     The above expectation performance level is achieved when actual performance is at least 200 basis points better than the predetermined target performance goal, while the threshold performance level requires at least an actual achievement that is no more than 150 basis points worse than the predetermined target performance goal.
(4)     The above expectation performance level is achieved when actual performance is at least 17% better than the predetermined target performance goal, while the threshold performance level requires at least an actual achievement that is no more than 22% worse than the predetermined target performance goal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER ENERGY SERVICES CORP.

/s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and Chief Financial Officer

Dated: May 3, 2021